EXHIBIT 10.2

FIRST AMENDMENT TO

EXCLUSIVE LICENSE AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into effective June 16, 2008 (the “Effective Date”), by and between Cedars-Sinai Medical Center, (“CSMC”) a California non-profit public benefit corporation with offices at 8700 Beverly Boulevard, Los Angeles, California 90048, and ImmunoCellular Therapeutics, Ltd., a Delaware corporation (formerly known as Optical Molecular Imaging, Inc.) (“Licensee”), with offices at 21900 Burbank Boulevard, Third Floor, Woodland Hills, California 91367, and amends that certain Exclusive License Agreement between the parties dated November 17th, 2006 (“Original License”). Capitalized terms used in this Amendment but not defined herein shall have the meaning assigned to them in the Agreement, unless otherwise defined here in this Amendment.

RECITALS

A. CSMC and Licensee entered into an Exclusive License Agreement (“Original License”) dated November 17th, 2006, whereby CSMC granted to Licensee an exclusive, worldwide license to conduct research in the Field of Use, and to develop, manufacture, use and sell Products in the Field of Use, using the Patent Rights and Technical Information in accordance with the terms and conditions of the Original License.

B. Pursuant to Section 13.6 of the Original License, no change, modification, or addition or amendment to the Original License is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to be bound thereby.

C. The parties desire to amend the Original License to add certain technology called a novel epitope to CD133 that will be described in and will include all of the claims made in a patent application that will be prepared and approved by CSMC and Licensee (“New Technology”) developed by Dr. John Yu at CSMC as part of the Patent Rights licensed to Licensee under the Original License, as further described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Original License and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 1.10 (Patent Rights) is hereby amended to include any patent applications existing or subsequently filed in any country covering the New Technology and any patents that issue on such applications;

2. Section 1.12 (Technical Information) is hereby amended to include all of the intellectual property and data related to the New Technology conceived or reduced to practice prior to the date of this Amendment.

3. All of the existing Original License provisions shall apply to the New Technology and products derived from said New Technology.

4. In consideration for licensing the New Technology to Licensee, Licensee will issue CSMC 100,000 shares of Licensee’s common stock as a non-refundable license fee. These shares shall not be registered, but shall be eligible for public resale commencing six months following their issuance in accordance with the provisions of Rule 144 under the Securities Act of 1933.

5. This Amendment is a revision to the Original License only, it is not a novation thereof. Except as otherwise provided herein, the terms and conditions of the Original License shall remain in full force and effect. Upon the Effective Date, each reference in the Original License to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Original License shall mean and refer to the Original License as amended by this Amendment.

6. Licensee reaffirms each of its representations and warranties set forth in the Original License as if such representations and warranties were set forth in full in this Amendment. Licensee also acknowledges to CSMC that, as of the date of this Amendment, it is not in default under the Original License, nor has it breached any of the provisions of the Original License. Licensee affirms to CSMC that, as of the date of this Amendment, it does not have any defenses, offsets or counterclaims against CSMC with respect to the Original License; provided, however, that CSMC and Licensee acknowledge that (i) Licensee asked CSMC to allow Licensee to work directly with TPIMS regarding the non-academic/educational license rights and the option of TPIMS referenced in Section 2.1(f) of the Original License, (ii) Licensee, to date, has not been able to remove the TPIMS license rights and option, (iii) Licensee intends to re-initiate its efforts to find a reasonable resolution of the issue with TPIMS and (iv) even though Licensee has no current intention of pursuing a claim against CSMC related to this, Licensee reserves its rights under Section 2.1(f) to have CSMC and Licensee negotiate in good faith to determine whether a reduction in the number of shares of Licensee’s common stock issued to CSMC as a license fee under the Original License is reasonable and appropriate. CSMC has not asserted any breach of the Original License by Licensee and, to the best of its current knowledge, without internal or external investigation, is not aware of any circumstances that would constitute such a breach by the Licensee.

7. Each of the parties hereto shall execute such further documents and instruments, and do all such further acts, as may be necessary or required in order to effectuate the intent and accomplish the purposes of this Amendment.

8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to the Original License as of the day and year first above written.

“LICENSEE”:

IMMUNOCELLULAR THERAPEUTICS, LTD., A DELAWARE CORPORATION

By:	/s/ Manish Singh
Manish Singh, President & CEO

“CSMC”: CEDARS-SINAI MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLICE BENEFIT CORPORATION

By:	/s/ Edward M. Prunchunas
Edward M. Prunchunas Senior Vice President & CFO

By:	/s/ Richard S. Katzman
Richard S. Katzman Vice President for Academic Affairs

ACKNOWLEDGED AND AGREED: “INVENTOR”

By:	/s/ John Yu
John Yu, M.D.